Filed Pursuant to Rule 433

Issuer Free Writing Prospectus Dated May 2, 2011

Relating to Prospectus Dated December 4, 2008

Registration Statement No. 333-155221

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of May 2, 2011, is by and among Array BioPharma Inc., a Delaware corporation (the “Company”), and Deerfield Private Design Fund, L.P., a Delaware limited partnership, Deerfield Private Design International, L.P., a Delaware limited partnership, Deerfield Partners, L.P., a Delaware limited partnership and Deerfield International Limited, a British Virgin Island corporation (collectively the “Investors”).

RECITALS

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) the Registration Statement (as defined below) relating to the offer and sale from time to time of the Company’s securities, including shares of its preferred stock, par value $0.001 per share (“Preferred Stock”);

WHEREAS, the Board of Directors of the Company has authorized the creation of a new series of Preferred Stock designated as Series B Convertible Preferred Stock (“Series B Preferred Stock”);

WHEREAS, the Company is offering for sale shares of Series B Preferred Stock, which shares shall be registered pursuant to the Registration Statement;

WHEREAS, certain of the Investors desire to purchase from the Company the Investor Shares (as defined below) on the terms and conditions set forth herein;

WHEREAS, the Investors hold warrants (the “Warrants”) to purchase an aggregate of 12,000,000 shares of the Common Stock of the Company;

WHEREAS, the Company and the Investors are parties to a Facility Agreement, dated as of April 29, 2008 (as amended, the “2008 Facility Agreement”) and a Facility Agreement, dated as of May 15, 2009 (the “2009 Facility Agreement” and together with the 2008 Facility Agreement, the “Facility Agreements”); and

WHEREAS, in connection with the purchase of the Investor Shares, the parties desire to extend the term of the Warrants and to amend certain provisions of the Facility Agreements.

NOW, THEREFORE, in consideration of the foregoing recitals (which are deemed to be a part of this Agreement), mutual covenants, representations, warranties and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Definitions.  As used herein, the following terms have the meanings indicated:

“Acknowledgment” shall mean a Direction and Acknowledgment, the form of which is annexed hereto as Exhibit C.

“Business Day” means any day other than Saturday, Sunday or a day on which banks in the City of New York are authorized or required to be closed.

“Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of the Series B Convertible Preferred Stock, in the form attached hereto as Exhibit A.

“knowledge” means with1 respect to any statement made to the Company’s knowledge, that statement is based upon the actual knowledge of the Company’s Chief Executive Officer and the Company’s Vice President, General Counsel and Secretary.

“Letter Agreement” shall mean the Letter Agreement amending the Facility Agreements in the form annexed hereto as Exhibit B.

“Loss” shall have the meaning set forth in Section 5 hereof.

“Person” shall mean any individual, partnership, limited liability company, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Prospectus” shall have the meaning set forth in Section 4(b)(7) hereof.

“Prospectus Supplement” shall mean the prospectus supplement filed regarding the Investor Shares with the Commission pursuant to Rule 424(b) promulgated under the Securities Act (“Rule 424(b)”) and deemed to be part of the Registration Statement at the time of effectiveness.

“Registration Statement” shall mean the registration statement on Form S-3 (File No. 333-155221), including a prospectus, and including all amendments and supplements thereto (including the Prospectus Supplement), relating to the offer and sale of certain of the Company’s Preferred Stock, including the Investor Shares (as defined below).  References herein to the term “Registration Statement” as of any date shall mean such effective registration statement, as amended or supplemented to such date, including all information and documents incorporated by reference therein as of such date.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Warrant Amendments” shall mean amendments to the Warrants extending their respective terms to June 30, 2016.

2.     Purchase of Series B Preferred Stock.  Subject and pursuant to the terms and conditions set forth in this Agreement, the Company agrees that it will issue and sell to the Investors, and the Investors agree that they will purchase from the Company, the number of shares of Series B Preferred Stock set forth opposite their respective names on Schedule 1 attached hereto (the “Investor Shares”).  The aggregate purchase price for the Investor Shares shall be $30,000,000 (the “Aggregate Purchase Price”) and the purchase price for each share of Series B Preferred Stock is set forth on Schedule 1 hereto. The closing of the purchase and sale of the Investor Shares will take place at 9:00 a.m., Eastern time, on May 3, 2011, or such other date or time as the parties may agree upon in writing (the “Closing”).

3.     Deliveries at Closing.

(a)   Deliveries by the Investors.  At the Closing, the Investors shall apply or cause to be applied the Aggregate Purchase Price to reduce the outstanding balance under the Facility Agreements by $30,000,000 and deliver to the Company an executed Direction and Acknowledgment in the form annexed hereto as Exhibit C.

(b)   Deliveries by the Company.  At the Closing, the Company shall

(1)           deliver to each Investor listed on Schedule 1 stock certificates in the form attached hereto as Exhibit D registered in the name of such Investor evidencing the number of Investor Shares purchased by each such Investor;

(2)           deliver evidence satisfactory to the Investors, that the Certificate of Designation has been filed with the Secretary of State of Delaware and has become effective on or prior to the Closing;

(3)           deliver to each Investor an executed Warrant Amendment with respect to each of the Warrants held by such Investor; and

(4)           deliver to the Investors an executed Direction and Acknowledgment in the form annexed hereto as Exhibit C.

4.     Representations, Warranties, Covenants and Agreements.

(a)   Investor Representations, Warranties and Covenants.  Each Investor represents, warrants, covenants and agrees as follows as of the date hereof and as of the Closing:

(1)           Investor has received and reviewed copies of the Registration Statement and the Prospectus, including all documents and information incorporated by reference therein and amendments thereto, and understands that no Person has been authorized to give any information or to make any representations that were not contained in the Registration Statement and the Prospectus, and Investor has not relied on any such other information or representations in making a decision to purchase the Investor Shares.  Investor hereby consents to receiving delivery of the Registration Statement and the Prospectus, including all documents and information incorporated by reference therein and amendments thereto, by electronic mail or by accessing the EDGAR database on the Commission’s website.  Investor understands that an investment in the Company involves a high degree of risk for the reasons, among others, set forth under the caption “Risk Factors” in the Prospectus.

(2)           Investor acknowledges that it has sole responsibility for its own due diligence investigation and its own investment decision, and that in connection with its investigation of the accuracy of the information contained or incorporated by reference in the Registration Statement and the Prospectus and its investment decision, Investor has not relied on any representation or information, as the case may be, not set forth in this Agreement, the Registration Statement or the Prospectus, or any Person affiliated with the Company or on the fact that any other Person has decided to purchase the Investor Shares.

(3)           The execution and delivery of this Agreement by Investor and the performance of this Agreement and the consummation by Investor of the transactions contemplated hereby have been duly authorized by all necessary corporate or partnership action of Investor, as applicable, and this Agreement, when duly executed and delivered by Investor, will constitute a valid and legally binding instrument, enforceable in accordance with its terms against Investor, except as enforcement hereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization or similar laws or court decisions affecting enforcement of creditors’ rights generally and except as enforcement hereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(4)           The Investors agree to execute and deliver the Direction and Acknowledgement simultaneously with the Closing.

(b)   Company Representations, Warranties and Covenants.  The Company hereby represents, warrants, covenants and agrees as follows as of the date hereof and as of the Closing:

(1)           The Company has been duly incorporated and has a valid existence and the authorization to transact business as a corporation under the laws of the State of Delaware, with corporate power and authority to own its properties and conduct its business as described in the Prospectus, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except for such jurisdictions wherein the failure to be so qualified and in good standing would not individually or in the aggregate have a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”).

(2)           Each subsidiary of the Company has been duly organized or incorporated and is validly existing under the laws of its jurisdiction of incorporation or organization, with power and authority to own its properties and conduct its business as described in the Prospectus, and has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except for such jurisdictions wherein the failure to be so qualified and in good standing would not individually or in the aggregate have a Material Adverse Effect.  Except as disclosed by the Company’s periodic reports filed with the Commission and except as required pursuant to this Agreement, and as of the date of the most recent periodic report filed by the Company, there are no outstanding (i) securities of the Company or any of the subsidiaries of the Company which are convertible into or exchangeable for shares of capital stock or voting securities of any subsidiary of the Company or (ii) options or other rights to acquire from the Company or any subsidiary of the Company, or other obligation of the Company or any subsidiary of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any subsidiary of the Company (collectively, the “Subsidiary Securities”).  There are no outstanding obligations of the Company or any subsidiary of the Company to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities, except pursuant to the terms of the Warrants.

(3)           The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby are within the corporate powers of the Company and have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement, when duly executed and delivered by the parties hereto, will constitute a valid and legally binding instrument of the Company enforceable in accordance with its terms, except as enforcement hereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization or similar laws or court decisions affecting enforcement of creditors’ rights generally and except as enforcement hereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(4)           The Investor Shares have been duly authorized by the Company, and when issued and delivered by the Company against payment therefor in accordance with the terms of this Agreement, the Investor Shares will be validly issued, fully paid and nonassessable, and will conform to the description of the Series B Preferred Stock contained in the Prospectus.

(5)           The Company has reserved from its duly authorized capital stock a number of shares of Common Stock sufficient for issuance of all shares of Common Stock issuable upon the conversion of all shares of Series B Preferred Stock (the “Conversion Shares”). The Conversion Shares, when issued pursuant to the terms of the Certificate of Designation, shall be validly issued, fully paid and nonassessable.

(6)           The execution and delivery of this Agreement do not, and the compliance by the Company with the terms hereof will not, (i) violate the Amended and Restated Certificate of Incorporation (as amended to date) of the Company or the By-Laws (as amended to date) of the Company, (ii) result in a breach or violation of any of the terms or provisions of, or constitute a material default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of their properties or assets are subject, or (iii) result in a violation of, or failure to be in compliance with, any applicable statute or any order, judgment, decree, rule or regulation of any court or governmental, regulatory or self-regulatory agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties or assets, except where such breach, violation, default or the failure to be in compliance would not individually or in the aggregate have a Material Adverse Effect or adversely affect the ability of the Company to issue and sell the Investor Shares; and no consent, approval, authorization, order, registration, filing or qualification of or with any such court or governmental, regulatory or self-regulatory agency or body is required for the valid authorization, execution, delivery and performance by the Company of this Agreement or the issuance of the Investor Shares, except for the filing of a Form 8-K, the filing of the Prospectus Supplement, the filing of the Certificate of Designation (which is required to be filed and effective prior to the Closing in accordance with Section 3(b)(2) hereof), the filing of a Notification of Listing of Additional Shares with The NASDAQ Stock Market LLC, and for such consents, approvals, authorizations, registrations, filings or qualifications as may be required under state securities or “blue sky” laws.

(7)           The Company meets the requirements for use of Form S-3 under the Securities Act.  The Registration Statement, which covers the Investor Shares and the Conversion Shares, including a form of prospectus and such amendments or supplements to such Registration Statement as may have been required prior to the date of this Agreement, has been prepared by the Company under the provisions of the Securities Act, has been filed with the Commission, has been filed with and declared effective by the Commission and incorporates by reference documents which the Company has filed in accordance with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Company has prepared a Prospectus Supplement to the prospectus included in the Registration Statement referred to above, setting forth the terms of the offering and sale of the Investor Shares and the Conversion Shares and additional information concerning the Company and its business and will promptly file the Prospectus Supplement with the Commission pursuant to Rule 424(b).  No stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto, or any part thereof, has been issued and served on the Company, and no proceedings for that purpose are pending or, to the knowledge of the Company, threatened by the Commission.  The form of prospectus included in the Registration Statement as of the date hereof, as amended or supplemented from time to time (including the Prospectus Supplement), is referred to herein as the “Prospectus.”  Any reference herein to the Registration Statement, the Prospectus or any amendment or supplement thereto shall be deemed to refer to and include the documents incorporated (or deemed to be incorporated) by reference therein, and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement or Prospectus shall be deemed to refer to and include the filing after the execution hereof of any document with the Commission deemed to be incorporated by reference therein.  As of the close of business on May 2, 2011, at least a number of shares of Common Stock and Series B Preferred Stock equal to the number of Investor Shares and Conversion Shares were available for issuance pursuant to the Registration Statement, which permits the issuance of the Investor Shares and the Conversion Shares in the manner contemplated by this Agreement.

Each part of the Registration Statement, when such part became or becomes effective, and the Prospectus and any amendment or supplement thereto, on the date of filing thereof with the Commission and at the date hereof and the date of the Closing, did or will in all material respects comply with all applicable provisions of the Securities Act and the Exchange Act. Each part of the Registration Statement, when such part became or becomes effective, did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.  The Prospectus and any amendment or supplement thereto, on the date of filing thereof with the Commission, did not or will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The foregoing representations and warranties in this Section 4(b)(7) do not apply to any statements or omissions made in reliance on and in conformity with information relating to the Investors furnished in writing to the Company by the Investors specifically for inclusion in the Registration Statement or Prospectus or any amendment or supplement thereto.

(8)           The consolidated financial statements and financial schedules of the Company included or incorporated by reference in the Registration Statement and the Prospectus have been prepared in conformity with generally accepted accounting principles (except, with respect to the unaudited consolidated financial statements, for the footnotes and subject to customary audit adjustments) applied on a consistent basis, are consistent in all material respects with the books and records of the Company, and accurately present in all material respects the consolidated financial position, results of operations and cash flow of the Company and its subsidiaries as of and for the periods covered thereby.

(9)           Neither the Company nor any of its subsidiaries has sustained since the respective dates of the latest audited financial statements included in the Registration Statement and Prospectus any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as disclosed in or contemplated by the Registration Statement and Prospectus; and, since the respective dates as of which information is given in the Registration Statement and Prospectus, there has not been any material change in the capital stock or long-term debt of the Company or any of its subsidiaries.

(10)         Other than as disclosed in the Prospectus, there are no legal, governmental or regulatory proceedings pending to which the Company or any of its subsidiaries is a party or of which any material property of the Company or any of its subsidiaries is the subject which, taking into account the likelihood of the outcome, the damages or other relief sought and other relevant factors, would individually or in the aggregate reasonably be expected to have a Material Adverse Effect or adversely affect the ability of the Company to issue and sell the Investor Shares, and no such proceedings are threatened in writing to the Company or, to the Company’s knowledge, have been contemplated by governmental or regulatory authorities or threatened by others.

(11)         The Company and each of its subsidiaries have title to all the real property, and owns all other properties and assets, reflected as owned in the financial statements included in the Registration Statement and the Prospectus, subject to no lien, mortgage, pledge, charge or encumbrance of any kind except those, if any, reflected in such financial statements or disclosed in the Company’s Commission filings or exhibits thereto, in favor of the Investors in connection with the Facility Agreements and all amendments thereto, or which are not material to the Company and its subsidiaries taken as a whole.  The Company and each of its subsidiaries hold their respective leased real and personal properties under valid and binding leases, except where the failure to do so would not reasonably be expected to individually or in the aggregate have a Material Adverse Effect.

(12)         The Company has filed all necessary federal and state income and franchise tax returns and has paid all taxes shown as due thereon or has filed all necessary extensions, and there is no tax deficiency that has been, or to the knowledge of the Company could reasonably be expected to be, asserted against the Company or any of its properties or assets that would in the aggregate or individually reasonably be expected to have a Material Adverse Affect.

(13)         There are no holders of securities of the Company having preemptive rights to purchase Common Stock.  There are no holders or beneficial owners of securities of the Company having rights to registration thereof whose securities have not been previously registered or who have not waived such rights with respect to the registration of the Company’s securities on the Registration Statement, except where the failure to obtain such waiver would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(14)         The Company is not, and does not intend to conduct its business in a manner in which it would become, an “investment company” as defined in Section 3(a) of the Investment Company Act of 1940, as amended.

(15)         The Company agrees to execute and deliver the Warrant Amendments simultaneously with the Closing.

5.     Indemnification.

(a)   Subject to the limitations and other provisions of this Section 5, the Company covenants and agrees to indemnify, defend and hold harmless the Investors and their respective directors, officers, partners, managers, employees and agents (each, an “Investor Party”) from and against any and all Losses arising from claims by third parties resulting from, incurred in connection with or arising out of (but only to the extent of) (a) any breach of any representation, warranty or covenant of the Company contained herein, or (b) the failure of the Company to perform any of the Company’s agreements, covenants or obligations contained herein (other than if any such claim was a result of a breach by the Investor under this Agreement).  Subject to the limitations and other provisions of this Section 5, the Investor covenants and agrees to indemnify, defend and hold harmless the Company from and against (but only to the extent of) any and all Losses arising from claims by third parties resulting from, incurred in connection with or arising out of (but only to the extent of) (a) any breach of any representation or warranty of the Investor contained herein, or (b) the failure of the Investor to perform any of the agreements, covenants or obligations of the Investor contained herein.  The term “Loss” or any similar term shall mean any and all damages, deficiencies, costs, claims, fines, judgments, amounts paid in settlement, expenses of investigation, interest, penalties, taxes, assessments, out-of-pocket expenses (including reasonable attorneys’ and auditors’ fees and disbursements, witness fees and court costs) but specifically excluding consequential, special, punitive, multiple and other similar damages.  The party or parties being indemnified are referred to herein as the “Indemnitee” and the indemnifying party is referred to herein as the “Indemnitor.”

(b)   Indemnification Procedure.

(1)           Any party who receives notice of a potential claim that may, in the judgment of such party, result in a Loss shall use all reasonable efforts to provide the parties hereto notice thereof within fifteen (15) days of the filing or other written assertion of any such claim against the Indemnitee, provided that failure or delay or alleged delay in providing such notice shall not adversely affect such party’s right to indemnification hereunder, unless and then only to the extent that such failure or delay or alleged delay has resulted in actual prejudice to the Indemnitor, including, without limitation, by the expiration of a statute of limitations.  In the event that any party shall incur or suffer any Losses in respect of which indemnification may be sought by such party hereunder, the Indemnitee shall assert a claim for indemnification by written notice (a “Notice”) to the Indemnitor stating the nature and basis of such claim.

(2)           If indemnification is sought, the Indemnitor shall, if necessary, retain counsel reasonably satisfactory to the Indemnitee, it being agreed that Hogan Lovells US LLP is satisfactory, and have the option (i) to conduct any proceedings or negotiations in connection therewith, (ii) to take all other steps to settle or defend any such claim (provided that the Indemnitor shall not settle any such claim without the consent of the Indemnitee which consent shall not be unreasonably withheld or delayed) and (iii) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise.  In any event, the Indemnitee shall be entitled to participate at its own expense and by its own counsel in any proceedings relating to any third party claim.  The Indemnitor shall, within fifteen (15) Business Days of receipt of the Notice, notify the Indemnitee of its intention to assume the defense of such claim.  If (i) the Indemnitor shall decline to assume the defense of any such claim, (ii) the Indemnitor shall fail to notify the Indemnitee within fifteen (15) Business Days after receipt of the Notice of the Indemnitor’s election to defend such claim or (iii) in the reasonable opinion of counsel for the Indemnitee, the representation by the same counsel of the Indemnitor and the Indemnitee would be inappropriate due to actual or potential material differing interests between such Indemnitee and any other party represented by such counsel in such proceeding, then in each such case the Indemnitor shall not have the right to direct the defense of such action on behalf of the Indemnitee and the Indemnitee shall, at the sole expense of the Indemnitor, defend against such claim; provided, that the Indemnitee may not settle such claim without the consent of the Indemnitor (which consent will not be unreasonably withheld or delayed).  The Indemnitor shall pay for only one separate legal counsel for the Indemnitees, and such legal counsel shall be selected by the Indemnitor.  The reasonable expenses of all proceedings, contests or lawsuits in respect of such claims shall be borne and paid by the Indemnitor if the Indemnitee is entitled to indemnification hereunder and the Indemnitor shall pay the Indemnitee, in immediately available funds, the amount of any Losses, within a reasonable time of the incurrence of such Losses.  Regardless of which party shall assume the defense or negotiation of the settlement of the claim, the parties agree to cooperate fully with one another in connection therewith.  Anything in this Section 5 to the contrary notwithstanding, the Indemnitor shall not, without the Indemnitee’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the Indemnitee or which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnitee, a release from all liability in respect of such claim.

6.     Conditions.

(a)   The obligation of each Investor to purchase and acquire the Investor Shares hereunder shall be subject to the conditions that:

(1)           All representations and warranties of the Company herein shall be true and correct in all material respects as of and on each of the date of this Agreement and the date of the Closing;

(2)           The Company shall have performed all of its obligations hereunder; including but not limited to delivery of the certificates for the Series B Preferred Stock and execution and delivery of the Warrant Amendments;

(3)           The Prospectus Supplement shall have been filed with the Commission pursuant to Rule 424(b) within the applicable time period prescribed for such filing, no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission, and the Investor shall have received the Prospectus in accordance with the federal securities laws;

(4)           The Investors shall have received an opinion of Gross Hartman LLC, counsel to the Company, in the form attached as Exhibit E; and

(b)   The obligation of the Company to sell the Investor Shares hereunder shall be subject to the conditions that:

(1)           All representations and warranties and other statements of the Investors herein shall be true and correct in all material respects as of and on each of the date of this Agreement and the date of the Closing; and

(2)           The Investors shall have performed all of their obligations hereunder, including application of the Aggregate Purchase Price as provided herein and execution and delivery of the Direction and Acknowledgement.

7.     Miscellaneous.

(a)   Binding Agreement; Assignment.  This Agreement shall be binding upon, and shall inure solely to the benefit of, each of the parties hereto, and each of their respective heirs, executors, administrators, successors and permitted assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.  The Company may not assign any of its rights or obligations hereunder to any other person or entity without the prior written consent of the Investors.

(b)   Entire Agreement.  This Agreement, including the Schedules and Exhibits hereto, constitute the entire understanding between the parties hereto with respect to the subject matter hereof and may be amended only by written execution by both parties.  Upon execution by the Company and the Investors, this Agreement shall be binding on each of the parties hereto.

(c)           Consent To Jurisdiction.  THIS AGREEMENT SHALL BE ENFORCED, GOVERNED AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAWS PRINCIPLES OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF SUCH STATE.  FURTHERMORE, THE INVESTORS HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF NEW YORK IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH OF THE COMPANY AND THE INVESTORS (AND, TO THE EXTENT PERMITTED BY LAW, ON BEHALF OF ITS AND THEIR EQUITY HOLDERS AND CREDITORS) HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

(d)           Notices.  Any notice, request or other communication to be given or made under this Agreement shall be in writing.  Such notice, request or other communication shall be deemed to have been duly given or made when it shall be delivered by hand, overnight mail, international courier (confirmed by facsimile), or electronic mail or facsimile (with a hard copy delivered within two (2) Business Days) to the Party to which it is required or permitted to be given or made at such Party’s address specified below or at such other address as such Party shall have designated by notice to the other Parties.

For the Borrower:

Array BioPharma Inc.

3200 Walnut Street

Boulder, CO  80301

Attention:                       John R. Moore

Vice President and General Counsel

Facsimile:                        (303) 386-1290

Electronic Mail: john.moore@arraybiopharma.com

with a courtesy copy to:

Gross Hartman LLC

The Randolph Center, Suite 601

1877 Broadway Street

Boulder, CO  80303

Facsimile:                        303-648-5529

Electronic mail: carin@grosshartman.com

Attention:                       Carin Cutler

For the  Investors c/o:

Deerfield Private Design Fund, L.P.

780 Third Avenue, 37th Floor

New York, New York  10017

Attention:  James E. Flynn

Facsimile:  (212) 573-8111

Electronic mail: dclark@deerfieldpartners.com

with a courtesy copy to:

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, New York 10022-2585

Facsimile: (212) 894-5877

Electronic mail: mark.fisher@kattenlaw.com

Attention:  Mark I. Fisher

Elliot Press

or to such other Person at such other place as the parties shall designate to one another in writing.

(e)   Counterparts.  This Agreement maybe executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one in the same agreement.

(f)    Telecopy Execution and Delivery.  A facsimile, telecopy, PDF or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties by facsimile, e-mail or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.  At the request of any party, all parties agree to execute an original of this Agreement as well as any facsimile, telecopy or reproduction thereof.  The parties hereto hereby agree that neither shall raise the execution of facsimile, telecopy, PDF or other reproduction of this Agreement, or the fact that any signature or document was transmitted or communicated by facsimile, e-mail or similar electronic transmission device, as a defense to the formation of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

ARRAY BIOPHARMA INC.

By:	/s/ R. Michael Carruthers
Name:	R. Michael Carruthers
Title:	Chief Financial Officer

INVESTORS:

DEERFIELD PRIVATE DESIGN FUND, L.P.

By: Deerfield Capital, L.P., its General Partner

By: J.E. Flynn Capital LLC, its General Partner

By:	/s/ James E. Flynn
Name:	James E. Flynn
Title:	President

DEERFIELD PRIVATE DESIGN
INTERNATIONAL, L.P.

By: Deerfield Capital, L.P., its General Partner

By: J.E. Flynn Capital LLC, its General Partner

By:	/s/ James E. Flynn
Name:	James E. Flynn
Title:	President

[Signature Page to Securities Purchase Agreement]

DEERFIELD PARTNERS, L.P.

By: Deerfield Capital, L.P., its General Partner

By: J.E. Flynn Capital LLC, its General Partner

By:	/s/ James E. Flynn
Name:	James E. Flynn
Title:	President

DEERFIELD INTERNATIONAL LIMITED

By:	/s/ James E. Flynn
Name:	James E. Flynn
Title:	Director

[Signature Page to Securities Purchase Agreement]

Schedule 1

Purchase Price Per Share of Series B Preferred Stock    $2,960.03947

Name of Investor	Aggregate Purchase Price		Number of Shares of Series B Preferred Stock to be Purchased by Investor*
	$
Deerfield Private Design Fund, L.P.		$11,490,873	3,882
	$
Deerfield Private Design International, L.P.		$18,509,127	6,253
	$
	$
Total:		$30,000,000	10,135